Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559

UNITED STATIONERS NAMES BOARD MEMBER ROBERT B. AIKEN JR.

INTERIM CHIEF EXECUTIVE OFFICER

P. Cody Phipps Resigns as Chief Executive Officer

Board of Directors Initiates Search for Permanent Chief Executive Officer

DEERFIELD, Ill., May 6, 2015 – United Stationers Inc. (NASDAQ: USTR), a leading supplier of workplace essentials, today announced that its Board of Directors has appointed current Board member Robert B. Aiken Jr., 52, interim president chief executive officer, effective immediately. Mr. Aiken will succeed P. Cody Phipps, who has resigned as president and chief executive officer and as a director to pursue another opportunity.

The Board has established a search committee to oversee the process of identifying a permanent chief executive officer.  The committee consists of independent directors Jean S. Blackwell, Paul S. Williams and Stuart A. Taylor II, who will serve as committee chair. The search process will include a full review of internal and external candidates.

“The Board and Cody believe that now is the right time to pursue a leadership transition,” said Charles K. Crovitz, chairman of United Stationers’ board of directors. “On behalf of the Board, I want to thank Cody for his years of service to the company and wish him all the best.”

Crovitz continued, “Bob Aiken is an accomplished executive and proven leader with significant strategic, merchandising and operations experience, and we are grateful that he has agreed to step in to lead the company through this transition.  Bob understands our business well and we are confident in his ability to work closely with our strong management team and committed employees to drive execution of our strategy.  We will continue to position the company to create value for our customers and deliver sustained profitable growth for our shareholders by becoming the fastest and most convenient solution for workplace essentials.”

Mr. Aiken rejoined the United Stationers’ board of directors in February 2015 after previously serving as a director from December 2010 to May 2014.  Throughout his career, Mr. Aiken has held chief executive officer positions at companies with revenues of up to $18 billion.  Most recently, he was chief executive officer of Feeding America, the nation’s leading domestic hunger-relief organization.  Prior to this role, Mr. Aiken was chief executive officer of the food company portfolio at Bolder Capital, a private equity firm.  From 2004 to 2010, Mr. Aiken served in senior leadership positions at U.S. Foodservice, Inc., a leading foodservice distributor, where he most recently served as president and chief executive officer.  Prior to joining U.S. Foodservice, Mr. Aiken was president of Milwaukee Sign Co. and president and chief executive officer of Metz Baking Company.  He began his career as a corporate attorney.

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Company Overview

United Stationers Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company's network of 77 distribution centers allows it to deliver these products to approximately 30,000 reseller customers. One of the Company's wholly owned subsidiaries is an online retailer which sells direct to end consumers. This network, combined with United's breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock currently trades on the NASDAQ Global Select Market under the symbol USTR. As previously announced, on June 1, 2015, United Stationers will become Essendant Inc. and will trade on the NASDAQ Global Select Market under the symbol ESND.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management's current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: end-user demand for products in the office, technology, and furniture product categories may continue to decline; United's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; prevailing economic conditions and changes affecting the business products industry and the general economy; United's ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; the impact of United's repositioning, restructuring and rebranding activities on United's customers, suppliers, and operations; United's reliance on supplier allowances and promotional incentives; United's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United's customers; the impact of supply chain disruptions or changes in key suppliers' distribution strategies; United's ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United's customers; United's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United's success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United's obligations to maintain the security of private information provided by United's customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United's business; the availability of financing sources to meet United's business needs; United's reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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